Exhibit (p)(4)

Geneva Capital Management LLC

Code of Ethics and Personal Trading Policy

1.	Overview

This Code of Ethics and Personal Trading Policy has been adopted by Geneva Capital Management LLC (“Geneva” or “Firm”), a wholly-owned subsidiary of Henderson Global Investors (North America) Inc. (“HGINA”) to set forth standards of conduct, for which, every director, officer and employee of Geneva is required to follow.

On an annual basis, such persons will be required to acknowledge that they have received, read and complied with Geneva’s Compliance Policy Manual, which incorporates this policy. Furthermore, any new director, officer, or employee of Geneva will also be required to acknowledge that they have read and that they understand this policy.

Questions concerning this policy should be directed to the Compliance Department.

2.	Terms and Definitions

A.	Definitions (as used in this policy)

1.

“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statues, the Bank Secrecy Act, and any rules adopted thereunder by the SEC or the Department of Treasury.

2.

“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act which is the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

3.

“Employee” has the same meaning as “Supervised Person” as set forth in Section 202(a)(25) of the Advisers Act. In summary, a supervised person is any officer, director, partner, and employee of Geneva, and any other person who provides advice on behalf of Geneva and is subject to Geneva’s supervision and control. The term “Employee” also includes any employee of Geneva who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Geneva’s clients, and any natural person who controls the investment adviser and who obtains information concerning recommendations made to Geneva’s clients regarding the purchase or sale of securities.

4.

“Exempt Transactions” are those security transactions that are exempt from reporting requirements and include transactions in which the Employee has no direct or indirect influence or control. Exempt transactions also include transactions in open-end mutual funds (excluding Exchange Traded Funds – ETF’s) whereby Geneva does not serve as investment adviser or sub-adviser, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds, transactions effected pursuant to an automatic investment plan as defined below, or transactions effected in a managed account executed by an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement between the adviser and Employee.

5.

“Beneficial Ownership” means any person, who directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect monetary interest in the security. An Employee is presumed to be a beneficial owner of securities that are held by his/her immediate family members sharing the Employee’s household or in a trust of which the Employee is an income or principal beneficiary. The term “monetary interest” in the security shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security.

6.	“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) of the 1933 Act or Rule 504, 505 or 506 under said Act.

7.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security, and the exercise of a warrant for the purchase of a Security.

8.

“Security” has the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, except that it shall not include shares of unaffiliated open-end investment companies, money market funds, unit investment trusts, direct obligations of the Government of the United States, high quality short-term debt instruments, bankers’ acceptances, bank certificates of deposit, repurchase agreements, commercial paper, and such other money market instruments designated by the Fund’s Board of Directors. Notwithstanding any of the above, all Exchange Traded Funds (ETF’s), whether open-end investment companies or unit investment trusts, are included in the definition of Security for purposes of this Code.

9.	“Fund” or “Affiliated Mutual Fund” means each of the registered investment companies for which Geneva serves as investment adviser or sub-adviser.

10.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

11.

“Investment Personnel” means Employees who make investment decisions for clients (i.e. portfolio managers), who provide information or advice to portfolio managers (i.e. research analysts), or who help execute and/or implement the portfolio manager’s decisions (i.e. traders).

3.	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Geneva. Rule 17j-1 of the Investment Company Act of 1940 imposes additional duties on Geneva as an investment adviser to registered investment companies. As a fiduciary, Geneva has a duty of utmost good faith to act solely in the best interests of each of its clients. Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of Geneva employees. This fiduciary duty compels all employees to act with the utmost integrity in all dealings. In addition, Geneva expects its employees to avoid potential conflicts of interest or even the appearance of such conflicts. These are the founding principles underlying this Code of Ethics and Personal Trading Policy, and represent the expected basis of all dealings with Geneva clients.

In connection with these expectations, Geneva has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with Geneva’s core belief that ethical conduct is premised on the fundamental principals of openness, integrity, honesty and trust.

A.	General Core Principles

1.	The interests of clients will be placed ahead of the interests of Geneva (or its affiliates) and Employees;
2.

Personal securities transactions shall be conducted in a manner consistent with this policy, so as to avoid any actual or perceived conflicts of interest, and any abuse of position of trust and responsibility;

3.	All persons shall refrain from taking inappropriate advantage of their position within Geneva;
4.	Diligence and care will be taken in maintaining and protecting nonpublic information concerning Geneva’s clients (see Privacy and Confidential Information Policy);
5.

Nonpublic inside information shall not be used in connection with trading in personal accounts and on behalf of Geneva clients, including trading on nonpublic information related to any Affiliated Mutual Fund; and

6.	Geneva will strive to foster an environment which encourages a healthy culture of compliance.

B.	Personal Conduct

1.

Acceptance of Gifts. Employees are prohibited from receiving any gift, gratuity, hospitality, or other offering of more than de minimis value (not to exceed $100 annually) from any person or entity doing business with

Geneva or on behalf of Geneva or any of its clients. This prohibition is generally inapplicable to receipt of items or attendance at events which have a legitimate business purpose. Any question regarding the propriety of such situations should be discussed with the CCO

2.

Giving of Gifts. No Employee may give or offer any gift, gratuity, hospitality, or other offering of more than de minimis value (not to exceed $100 annually) to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the CCO. This prohibition generally excludes items or events where the Employees have reason to believe there is a legitimate business purpose. Any questions regarding the propriety of such situations should be discussed with the CCO.

3.

Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from a client or any other person or entity that does or seeks to do business with or on behalf of Geneva. Employees whose normal duties include marketing or sales activities (accompanied by their guest(s), when appropriate) may provide a business entertainment event, such as a meal or a sporting event, of reasonable value. Employees (accompanied by their guest(s), when appropriate) may also accept a business entertainment event of reasonable value, if the person or entity providing the entertainment is present.

4.

Service as Director or Trustee. Employees may not serve as a director or trustee of an outside organization (public or private) without the Company’s approval. Any Employee wishing to serve as a director or trustee for an outside organization (public or private) must first seek approval from the CCO. In reviewing the request, the CCO will determine whether such service is consistent with the interests of the firm and its clients. Upon employment, Employees are required to disclose all director and trustee positions held. Additionally, Employees are required to disclose director and trustee positions on an annual basis (see Appendix D).

5.	Investment Organizations. Employees may not participate in investment clubs or similar investment organizations.

6.

Outside Business Activities. Any Employee wishing to engage in outside business activities related directly or indirectly to securities or investments outside of Geneva’s business must seek approval from the CCO and if requested, provide periodic reports to the CCO summarizing those outside business activities. Upon employment, Employees are required to disclose all outside business activities, as described above, in which the Employee participates. Additionally, Employees are required to disclose participation in such activities on an annual basis (see Appendix D).

7.

Compliance with Federal Securities Laws. Employees are expected to comply with federal securities laws. Strict adherence to the policies in Geneva’s Compliance Program will assist such Employees in satisfying this important requirement.

8.

Political Contributions. Employees shall not make political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Employees are prohibited from considering Geneva’s current or anticipated business relationships as a factor in making political contributions.

9.

Charitable Contributions. Employees are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts. In addition, employees are prohibited from considering Geneva’s current or anticipated business relationships as a factor in making charitable contributions.

Geneva often receives requests of charitable organizations, and Geneva may make charitable contributions to organizations it deems to be worthy. In making this determination, Geneva may consider the importance of the charitable organization to Geneva or its clients. In an effort to avoid the appearance of a material conflict, such charitable contributions shall be of a reasonable value, as determined by Geneva.

a.	All requests for charitable contributions shall be submitted to the Compliance Department for periodic review by the CCO.
b.	Geneva shall periodically review all charitable contributions made by the Firm for reasonableness, propriety and consistency with this policy.

C.	Prohibited Activities

Employees should not participate on behalf of Geneva or any client, directly or indirectly, in any of the following activities:

1.	Use of the firm’s funds for political purposes.
2.	Payment or receipt of bribes, kickbacks, or payment or receipt of any other amount will be refunded or delivered to a third party in violation of any law applicable to the transaction.
3.	Payment to government officials or Employees (other than disbursements in the ordinary course of business for such legal purposes as payment of taxes).
4.	Payment of compensation or fees in a manner the purpose of which is to assist the recipient to evade taxes, federal or state law, or other valid charges or restrictions applicable to such payment.
5.	Use of the funds or assets of the firm or any subsidiary for any other unlawful or improper purpose.

D.	Protection of Material Nonpublic Information

1.	Employees are expected to exercise diligence and care in maintaining and protecting client nonpublic, confidential information.

2.	Employees may not divulge information regarding Geneva’s securities recommendations or client securities holdings to any individual outside of the firm, except:

a.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

b.	As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant);
c.

With various service providers providing administrative functions for Geneva (such as its technology service provider), only after Geneva has entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

d.	As permitted by law.

3.

If any employee obtains trading information relating to HGINA (or its affiliates), or any information on the Henderson Embargo List, they may not release this information outside the Firm nor shall they use it for any personal securities transactions.

4.

The federal securities laws, including the U.S. laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your CCO. Until advised to the contrary by the CCO, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

4.	Personal Trading Policy

A.	General Guidelines

1.	Transactions for clients will have priority over personal securities transactions.

2.	Personal securities transactions should not adversely impact a client’s account.

B.	Personal Trading Restrictions

1.

General Trading Restrictions. Employees may not purchase or sell, directly or indirectly, any security (in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership):

a.	If such security is being considered for purchase or sale in client accounts;
b.	If greater than 5% of the outstanding shares of such security is held in client accounts managed by Geneva; or

c.

Until three (3) business days before or after the time that such security is being purchased or sold in client accounts managed by Geneva unless the proposed personal securities transaction meets the following de minimis requirements:

Transactions in Equity securities: an Employee may generally purchase or sell an equity security regardless of the prohibitions described above so long as:

(a) the issuer’s market capitalization is greater than $2 billion; and

(b) the Employee’s aggregate personal transactions in equity securities (on a gross of commissions basis) for the day amount to $50,000 or less.

Transactions in Fixed Income securities: an Employee may generally purchase or sell a fixed income security regardless of the prohibitions described above so long as:

(a) transactions in the fixed income securities of a single issuer may not exceed $50,000 (market value) for the day.

(b) the Employee’s aggregate personal transactions in fixed income securities (market value) for the day amount to $250,000 or less.

These transactions are subject to the same pre-clearance and reporting requirements described below in Sections 4.C. and 5.

2.

Initial Public Offerings and Private Placements. Employees may not acquire any securities in an initial public offering or private placement without express prior approval from the CCO (all pre-clearance request(s) submitted by the CCO will be reviewed and approved by the Compliance Administrator). Employees considered “Investment personnel” who purchase securities in a private placement should disclose such purchase(s) to the client or the client’s representative if any such employee takes part in Geneva’s subsequent decision to recommend or purchase any security of that issuer to the client.

3.

Restrictions on Short Term Trades. Employees may not purchase and sell, or sell and purchase, the same or equivalent securities (including Affiliated Mutual Funds) within 30 calendar days (“short-term trade”). Geneva will require that an Employee disgorge any profits resulting from a prohibited short-term trade. This restriction does not apply to the following short-term trades:

●	A short-term trade involving Exempt Transactions (see Section 4 (C)), except for Affiliated Mutual Funds (i.e. an Employee may not effect a short term trade in an Affiliated Mutual Fund); and
●	A short-term trade resulting from an automatic dividend reinvestment plan.

4.	Trading in Henderson Group plc Securities.

a.

General Trading Restriction: Employees may not trade in or cause someone else to trade in Henderson Group plc securities, or any interest in Henderson Group plc securities, while in possession of unpublished price-sensitive information concerning Henderson Group plc. This restriction also extends to trading securities of other Henderson Group plc related entities that are listed on a securities exchange while in possession of inside information concerning that entity.

b.

No Trading During a Close Period: There must be no trading by any employee during a “Close Period”. Close Period generally means the period from the end of the relevant year or half year up to the date of the announcement of the results.

●

In exceptional circumstances, a different Close Period may apply, in which case all affected employees will be notified by the Henderson Company Secretary. An email will be issued by the CCO, or designee, confirming the exact dates and notifying employees of each Close Period.

●	In exceptional circumstances, there are exceptions to the rule on no-dealings during Close Periods. Any exceptions must be approved by the CCO.

C.     Pre-Clearance of Personal Securities Transactions

Each Employee is required to obtain approval from the Compliance Department (the CCO will obtain approval from the Compliance Administrator prior to purchasing or selling any security (see Appendix A). When making the determination to approve a personal trading request, the CCO or designee will consider, among other items, that the proposed transaction: (a) is in compliance with Section 4.B. requirements and restrictions, (b) is not potentially harmful to client accounts, (c) would be unlikely to affect the market in which the proposed security is traded, (d) does not appear to have a substantial economic relationship with any securities held or to be acquired in Geneva managed accounts and (e) does not appear to be based on material nonpublic information. As noted above, prior approval must be set forth in writing on the Personal Trading Request & Authorization Form.

Once approved, the pre-clearance authorization is effective until the end of the following trading day. Failure to execute the transaction before expiration will void the pre-clearance approval, requiring resubmission of the pre-clearance request.

Pre-clearance is not required for the following Exempt Transactions:

1.

Shares of registered open-end investment companies (excluding Exchange Traded Funds – ETF’s) . Transactions involving Affiliated Mutual Funds require quarterly and annual reporting as described in Section 5 of this policy;

2.	Unit investment trusts (excluding Exchange Traded Funds - ETF’s);
3.	Securities issued by the United States Government;
4.	Short-term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act;
5.	Bankers’ acceptances;
6.	Bank certificates of deposit;
7.	Repurchase agreements;
8.	Shares of money market funds; and
9.	Commercial paper.
10.

Transactions effected in a managed account by an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement between the adviser and employee. Employees relying on the managed account exemption must instruct their investment adviser to complete and submit a letter to the Compliance Department confirming the discretionary nature of the arrangement (see Appendix E).

5.	Reporting Requirements

A.	Reporting Requirements by Employees

1.

Quarterly Reports. Within 30 calendar days following the end of each calendar quarter, each Employee shall submit to the Compliance Department (the CCO’s reports will be reviewed by the Compliance Administrator) for review a quarterly report (see Appendix B) reflecting all personal securities transactions (including transactions with Affiliated Mutual Funds) that took place during that quarter in which such person had a direct or indirect beneficial ownership interest. Employees are not required to report Exempt Transactions as defined in the Code (see definition in Section 2). If an Employee effects no transactions in a quarter, s/he shall complete the report and indicate that no transactions had taken place for that quarter. Investment statements may be attached to this report in lieu of filling out the form so long as the statements contain all the required information, as described below.

Information to be included on this quarterly transaction report is as follows:

●	Trade Date
●	Security Name
●	Ticker Symbol, CUSIP number
●	Number of Shares or Par
●	Interest Rate and Maturity
●	Type of Transaction (Purchase, Sale or Other)
●	Price
●	Principal Amount
●	Broker Name
●	Account Number
●	Date of Report

This quarterly report shall also include any new accounts established during the period with a bank or broker/dealer and include the name of the bank or broker/dealer, the account number and the date the account was established.

2.

Initial Portfolio Holdings Report. New Employees are required to provide a report of all personal securities holdings (including holdings in Affiliated Mutual Funds) to the Compliance Department for review within 10 days upon becoming an Employee of Geneva. The report (see Appendix C) shall be current as of a date not more than 45 days prior to the report being submitted and should contain the following information:

●	Account Number
●	Security Name
●	Ticker Symbol or CUSIP number
●	Number of Shares or Par
●	Principal Amount
●	Broker or Bank Name
●	Date of the Report

3.

Annual Portfolio Holdings Report. All Employees are required to provide a report of all personal securities holdings (including holdings in affiliated mutual funds) to the Compliance Department for review on an annual basis, defined as every 12 months. The report (see Appendix C) should be submitted within 30 days following year-end and reflect holdings as of a date not more than 45 days before the annual report is submitted. Investment statements may be submitted in lieu of the report as long as all required information and holdings are included within the statements. The report and/or investment statements should contain the following information:

●	Account Number
●	Security Name
●	Ticker Symbol or CUSIP number
●	Number of Shares or Par
●	Principal Amount
●	Broker or Bank Name
●	Date of the Report

B.	Submission of Duplicate Confirmations and Periodic Statements

Each Employee should arrange to have duplicate copies of trade confirmations and periodic statements of his or her investment accounts sent to the Compliance Department. As an alternative, Employees may elect to set-up their brokerage accounts for online/download monitoring by the CCO or Compliance Administrator. This requirement applies to any investment account over which the Employee has direct or indirect beneficial ownership. The company may from time to time designate a preferred broker for ease of administration. Employees are encouraged, but not required, to use the preferred broker.

6.	Record Retention Requirements

Geneva will keep the following records regarding this Code of Ethics and Personal Trading Policy in accordance with applicable Advisers Act and 1940 Act rules:

1.	Current and historic copies of this Code of Ethics and Personal Trading Policy, which shall be maintained in an easily accessible place for at least five years;
2.	Employee’s written acknowledgements of receipt of the Compliance Policy Manual, which incorporates this Code of Ethics and Personal Trading Policy;
3.	Historic listings of all Employees subject to this Code of Ethics and Personal Trading Policy;
4.

A record of any violation of the Code of the Ethics and Personal Trading Policy, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the year in which the violation occurs;

5.

All written reports provided pursuant to Rule 17j-1 of the Investment Company Act of 1940 to the board of directors of any registered investment company (“Fund”) which Geneva serves as an adviser, which shall be maintained for at least six years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

6.

A copy of each report made under Section 5 of this Code of Ethics and Personal Trading Policy and/or copies of brokerage/investment confirmations and statements received by Geneva, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

7.	Written approvals of Employee requests to acquire interests in IPOs and private placements, including documentation of the reasons for the approval; and
8.

A record of all persons, currently or within the past five years, who are or were required to make reports under Section 5 of this Code of Ethics and Personal Trading Policy, or who are or were responsible for reviewing such reports, which shall be maintained in an easily accessible place.

7.	Reporting of Violations

Each Employee is required to report promptly to the CCO any violation of this policy (including his or her own violations and violations by another Employee) of which they become aware. Examples of items that should be reported include, but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients, and transactions contrary to the personal trading policy. The CCO will determine whether such violations are material and, therefore, should be reported to an Affiliated Mutual Fund’s Board of Directors and/or to Geneva’s Managing Directors.

For the benefit of the Company and its clients, Employees are encouraged to report any reasonably suspected compliance violations. The making of such report will not be viewed negatively by Geneva management, even if the reportable event, upon investigation, is determined not to be a violation of this Policy.

8.	Sanctions

The CCO in coordination with the Managing Directors may impose sanctions as deemed appropriate upon any Employee who violates this Code of Ethics and Personal Trading Policy. Sanctions may include a letter of censure, suspension of employment, termination of employment, financial penalties, and disgorgement of profits from prohibited or restricted transactions.

Policy Date: 2004-09-20

Revised Date: 2005-07-18

2006-03-14

2006-05-11

2006-07-13

2007-11-30

2011-03-11

2014-10-01

Appendix A

GENEVA CAPITAL MANAGEMENT LLC

PERSONAL TRADING REQUEST & AUTHORIZATION FORM

CONFIDENTIAL

Pre-clearance is not required for the following Exempt Transactions: Shares of registered open-end investment companies; Transactions involving affiliated mutual funds (affiliated fund trades require quarterly and annual reporting as described in Section 5 of this policy); Securities issued by the United States Government; Short-term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act; Bankers’ acceptances; Bank certificates of deposit; Repurchase agreements; Shares of money market funds; Commercial paper; and transactions effected in a managed account by an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement between the adviser and employee. All Exchange Traded Funds (ETF’s), whether open-end investment companies or unit investment trusts, must be pre-cleared and reported on quarterly and annual disclosure reports.

Employee Name:

Security Name/Description and Ticker/CUSIP	# of Shares /Par	$ Amount of Proposed Transaction	Purchase / Sale / Other	Broker Name	Account Number

Do you have any material nonpublic information concerning the issuer?	Yes	No

Is proposed security(ies) an IPO or Private Placement?	Yes	No

Have you traded the proposed security(ies) in the last 30 calendar days?	Yes	No

Are you aware of any facts regarding the proposed transaction, including the existence of any substantial economic relationship, between the proposed transaction and any securities held or to be acquired by the Company that may be relevant to a determination as to the existence of a potential conflict of interest? If Yes, please describe below.

	Yes	No

Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities.

To the best of my knowledge and belief, the answers provided above are true and correct.

Employee Signature:

Date:

APPROVAL OR DISAPPROVAL OF PERSONAL TRADING REQUEST

(To be completed by the Compliance Department)

Pre-clearance is not required for transactions involving the following securities: 1) Shares of registered open-end investment companies, 2) securities issued by the United States Government, 3) bank certificates of deposit, and 4) shares of money market funds 5) transactions effected in a managed account by an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement between the adviser and employee.

Employee Name:	Transaction Date:

Security:	Security Symbol/CUSIP:

General Trading Restrictions – verify transaction does not violate the following:

Is proposed security being considered for purchase or sale in client accounts?	Yes	No

Are greater than 5% of the outstanding shares of the proposed security held in client accounts managed by Geneva?	Yes	No

Is proposed transaction a short term trade (30 calendar days)?	Yes	No

Unless transaction meets de minimis requirements described below, verify that no purchases or sales in proposed security were completed within 3 (three) days of request (before and after).

De Minimis Requirements:

☐ Equity Transaction:

Issuer’s market capitalization is greater than $2 billion?	Yes	No

Employee’s aggregate personal securities transactions (on a gross of commissions basis) for the day amount to $50,000 or less?

	Yes	No

☐ Fixed Income Transaction:

Employee’s transactions in any one security (CUSIP) amount to $50,000 or less for the day?
	Yes	No

Employee’s aggregate personal transactions in fixed income securities for the day amount to $250,000 or less	Yes	No

If transaction meets both de minimis requirements, employee may generally purchase or sell proposed security regardless of personal trading prohibitions outlined above.

☐	I confirm that the attached transaction(s) appears to be consistent with the policies described in Geneva’s Personal Trading Policy and the conditions necessary for approval of the proposed transaction(s) have been satisfied.

☐	I do not believe that the attached transaction(s) is consistent with the policies described in Geneva’s Personal Trading Policy or that the conditions necessary for approval of the proposed transaction(s) have been satisfied.

Signature:	Title:

Date:

☐ Added to Transaction Log
(Date/Initial)

Appendix B

GENEVA CAPITAL MANAGEMENT LLC

QUARTERLY PERSONAL TRANSACTION AND NEW/CLOSED ACCOUNT

REPORT

FOR THE QUARTER-ENDED:

CONFIDENTIAL

Employee Name:

Employee Signature:	Date:

I am reporting below all transactions required to be reported for the quarter pursuant to Geneva’s Code of Ethics and Personal Trading Policy. I have completed and returned this form by the 30th calendar day following quarter-end.

Required Transactions to Report

I am required to report all transactions in securities* and Affiliated Mutual Funds in which I have a direct or indirect beneficial ownership interest. I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

* “Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds (both open-end and unit investment trusts).

Transactions Not Required to be Reported

I am not required to report transactions in unaffiliated registered open-end investment companies, securities issued by the United States government, unit investment trusts, bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds and repurchase agreements, transactions effected through an automatic investment plan as defined in the Code of Ethics/Personal Trading Policy, and transactions effected in a managed account by an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement between the adviser and employee.

TRANSACTION AND NEW/CLOSED ACCOUNT REPORTING

Check one or more applicable boxes:

❑	I had no reportable transactions during the period.
❑	I had reportable transactions, as disclosed below.
❑	I opened or closed investment accounts during the quarter, as disclosed below.

Reviewed by:	Date:

Employee Name:

REPORTABLE TRANSACTIONS – attach additional sheets as necessary.

Trade Date	Security Name and Ticker/CUSIP	Number of Shares/Par Int Rate/Maturity	Purchase / Sale / Other	Price	Principal Amount	Broker Name	Account Number

NEW AND CLOSED ACCOUNTS – attach additional sheets as necessary

Account Name	Broker Name	Account Number	Opened/Closed

Appendix C

GENEVA CAPITAL MANAGEMENT LLC

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

CONFIDENTIAL

Employee Name:

Employee Signature:	Date:

I am reporting below all personal portfolio holdings information required to be reported initially upon employment with Geneva and on an annual basis pursuant to Geneva’s Code of Ethics and Personal Trading Policy. Securities reported must be current within 45 days of the date of this report.

Required Portfolio Holdings to Report

I am required to report holdings of all securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in Geneva’s Code of Ethics and Personal Trading Policy.

Holdings Not Required to be Reported

I am not required to report holdings in the following securities: registered unaffiliated open-end investment companies, securities issued by the United States government, unit investment trusts, bankers’ acceptances, bank certificates of deposit, repurchase agreements, commercial paper and money market funds. I am not required to report managed accounts for which I have engaged an independent investment adviser on a fully discretionary basis pursuant to a written investment management agreement as described in Geneva’s Code of Ethics and Personal Trading Policy.

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

❑	I have no reportable personal accounts or holdings.
❑	I have reportable personal accounts or holdings, as disclosed below (attach additional sheets as necessary).

Account Number	Account Title	Broker or Bank Name

❑	I certify that I have no other reportable accounts or holdings.

Reviewed by:	Date:

Appendix D

GENEVA CAPITAL MANAGEMENT LLC

DISCLOSURE OF CERTAIN OUTSIDE ACTIVITIES REORT

(to be used with new employees and annually with all employees)

(see Standards of Conduct section (3.B items 3, 4 and 5) of this policy)

CONFIDENTIAL

Employee Name:

Employee Signature:	Date:

I confirm that I am not a participant in an outside investment organization or club. In addition, I am reporting all outside activities related to the following:

¡    Service as Director or Trustee for an outside organization (public or private);

¡    Outside business activities related directly or indirectly to securities or investments outside of Geneva’s business.

Check one or more applicable boxes:

☐	I have no reportable outside business activities.
☐	I have reportable activities, as disclosed below (attach additional sheets as necessary).

Name of Organization	Position Held	Term of Position

Reviewed by:	Date:

Appendix E

The letter below must be prepared and submitted by an Employee’s discretionary investment adviser in order to rely on the managed account exemption.

Date

Geneva Capital Management LLC

Attn: Compliance Department

100 E. Wisconsin Avenue, Suite 2550

Milwaukee, WI 53202

Re: Managed Account Exemption for Account Number(s):

To Whom It May Concern:

This letter serves as formal notification that I am an investment adviser at [Firm name] and exercise investment discretion, delegated by [employee first and last name] (“the Supervised Person”), over the accounts referenced above. I have full discretionary authority to make decisions regarding the buying or selling of securities within the above referenced account(s) on a day-to-day basis without consulting the Supervised Person. Because [employee first and last name] is subject to the Code of Ethics of Geneva Capital Management LLC (“Geneva”), I understand that when the Supervised Person provides instruction to me related to the buying or selling of securities in the above referenced account(s), such transactions will need to be approved prior to execution and reported to the Compliance Department of Geneva.

In addition, with respect to making investment decisions regarding securities of Henderson Global Investors, including Henderson Group plc, all such decisions will be communicated to the employee prior to execution so the employee may obtain the necessary pre-clearance from the Geneva Compliance Department.

I will notify the Geneva Compliance Department immediately if my discretionary authority for the above referenced accounts is terminated. Please contact me at [phone number] or via email to [email address] if you have any further questions regarding this information.

Sincerely,

Broker Name

Broker Firm

Title